Exhibit 99.1

N E W S R E L E A S E

COMPANY CONTACT Robert M. Mayer CFO (330) 723-5082	World Headquarters 1090 Enterprise Drive Medina, OH 44256 Phone (330) 723-5082 Fax (330) 723-0694 www.corrpro.com

FOR IMMEDIATE RELEASE

CORRPRO ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2005

     Medina, Ohio, November 16, 2004—Corrpro Companies, Inc. (AMEX:CO), today reported its fiscal 2005 second quarter and fiscal year-to-date results through September 30, 2004.

     The Company’s total revenues increased 8.7% to $37.4 million over the fiscal 2004 second quarter. Year-to-date revenues have increased 6.0% to $71.5 million over the comparable prior year’s period. The revenue growth has occurred across all of the Company’s segments, particularly in its core corrosion control business units.

     As a result primarily of lower gross margins in its coatings division, the Company’s operating income decreased 12.7% to $3.2 million for the quarter and 14.4% to $5.7 million year-to-date compared to the prior year’s periods. The lower margins were attributable principally to the loss of a general contract for certain navy projects on which the Company was a subcontractor and operational and project problems in one of its coatings offices. Compared to fiscal 2004 results, selling, general, and administrative expenses, as a percentage of revenues, were lower for both the quarter and the fiscal year-to-date period.

     “Our business results reflect continued strength and growth in our core corrosion control services and products,” commented Joseph P. Lahey, Corrpro’s Chief Executive Officer and President. “Nonetheless, we are disappointed at the erosion in our margins and profitability as a result of problems in our coatings operations. We have taken decisive actions to improve the profitability of our coatings operations, including the closing of an underperforming office.”

     As previously reported, the Company’s earnings reports include substantial non-cash entries to mark-to-market the value of warrants issued in its March 2004 refinancing and recapitalization. These entries cause volatility in reported results. Since the warrants are carried on the Company’s books as liabilities, increases in the Company’s share price are deemed to increase the value of the warrants and thus increase its liabilities, which results in a corresponding charge to earnings. Conversely, in periods in which the value of the Company’s common stock decreases, the Company recognizes a decrease in its liabilities, which results in an increase in reported earnings. Based on changes in the price of the Company’s common shares, for the quarter the mark-to-market adjustment resulted in additional non-cash income of $7.5 million; however, for the six month year-to-date period, the mark-to-market adjustment resulted in a net non-cash charge to earnings of $4.7 million.

     After taking into account the adjustments to the warrants, Corrpro’s operating income from continuing operations for the second quarter was $9.1 million. Year-to-date, the Company reported a loss from continuing operations of $1.6 million. Net income available to common shareholders for the quarter was $9.4 million, or $0.07 per share on a diluted basis. For the six month period ended September 30, 2004 the net loss available to common shareholders was $1.7 million, or $0.20 per share on a diluted basis. Under generally accepted accounting principles, the 16.1 million warrants issued in the March 2004 recapitalization and refinancing are considered participating securities, which dilute earnings only when net income available to common shareholders is positive. The warrants are not considered to be common stock equivalents when a net loss is reported. Accordingly, the Company’s net income per share for the quarter ended September 30, 2004 takes into account the weighted average number of shares outstanding as well as the 16.1 million shares, which would be issuable on the exercise of the warrants. The Company’s net loss per share for the six month period ended September 30, 2004 takes into account 8.5 million shares, which represents the weighted average number of shares outstanding but does not include the 16.1 million shares which would be issuable on the exercise of the warrants.

     The Company’s financial and other reports which have been filed with the Securities and Exchange Commission are available upon request of the Company and may also be found at the SEC’s website, www.sec.gov. These reports include the Company’s Form 10-Q for the quarter ended September 30, 2004, which contains additional financial information with respect to the Company’s fiscal 2005 second quarter. Free copies of the Company’s documents filed with the SEC may be obtained by sending a written request to the Company at 1090 Enterprise Drive, Medina, Ohio 44256, Attention: Investor Relations, by telephone at (330) 723-5082, or by email at InvestorRelations@corrpro.com.

     Corrpro, headquartered in Medina, Ohio, with over 30 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: compliance with the SEC injunction related to accounting irregularities; the impact of any litigation or regulatory process related to the financial statement restatement process, including the class action litigation already filed (the dismissal of which has been appealed); the Company’s mix of products and services; the timing of jobs; the availability and value of larger jobs; qualification requirements and termination provisions relating to government jobs; the effectiveness of actions taken to improve the profitability of the Company’s coating operations; the impact of inclement weather on the Company’s operations; the impact of energy prices on the Company’s and its customers’ businesses; adverse developments in pending litigation or regulatory matters; the impact of existing, new or changed regulatory initiatives; the Company’s ability to satisfy the listing and trading requirements of the AMEX (which, if not satisfied, could result in the suspension of trading or delisting of the Company’s shares from the exchange and could diminish the liquidity of its common shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; the impact of one entity holding a majority of the voting power of the Company; fluctuations in foreign currency rates; the impact of mark-to-market accounting treatment of outstanding warrants; and

the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company’s business and performance are set forth in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.

CORRPRO COMPANIES, INC. Consolidated Income Statement Data (In Thousands, Except Per Share Amounts)

	For the Three		For the Six
	Months Ended		Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$37,423	$34,433	$71,533	$67,485

Cost of sales	26,065	22,938	49,203	44,922

Gross profit	11,358	11,495	22,330	22,563

Selling, general & administrative expenses	8,208	7,888	16,593	15,864

Operating income	3,150	3,607	5,737	6,699

Other income (expenses):
Change in fair value of warrants	7,544	—	(4,662)	—
Other income	398	—	398	—
Interest expense	(1,308)	(1,609)	(2,613)	(3,088)

Income (loss) from continuing operations before income taxes	9,784	1,998	(1,140)	3,611
Provision for income taxes	721	655	430	1,008

Income (loss) from continuing operations	9,063	1,343	(1,570)	2,603

Discontinued operations:
Income (loss) from operations, net of income taxes	791	(3,223)	791	(3,604)
Loss on disposals, net of income taxes	—	—	—	(46)

Net income (loss)	9,854	(1,880)	(779)	(1,047)
Dividends attributable to preferred stock	454	—	903	—

Net income (loss) available to common stockholders	$9,400	$(1,880)	$(1,682)	$(1,047)

Loss per share — Basic:
Income (loss) from continuing operations (net of dividends attributable to preferred stock)	$0.35	$0.16	$(0.29)	$0.31
Discontinued operations	0.03	(0.38)	0.09	(0.43)

Net income (loss) available to common stockholders	$0.38	$(0.22)	$(0.20)	$(0.12)

Loss per share — Diluted:
Income (loss) from continuing operations (net of dividends attributable to preferred stock)	$0.04	$0.14	$(0.29)	$0.28
Discontinued operations	0.03	(0.34)	0.09	(0.39)

Net income (loss) available to common stockholders	$0.07	$(0.20)	$(0.20)	$(0.11)